SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

AMERICAN RACING CAPITAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	87-0631750
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Post Office Box 22002
San Diego, California 92192
(Address of Principal Executive Offices)

Copies to:

Clayton E. Parker, Esq.
Ronald S. Haligman, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis LLP
201 S. Biscayne Boulevard, Suite 2000
Miami, Florida 33131
(305) 539-3300

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates: 000-29057

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001

Item 1. Description of Registrant's Securities to be Registered.

The following description of our capital stock and provisions of our articles of incorporation and bylaws, each as amended, is only a summary. Our authorized capital stock consists of 500,000,000 shares of common stock, par value $.001 per share and 10,000,000 preferred shares, par value $.001 per share, of which 2,000,000 are designated as Series A Convertible Preferred Stock. As of February 5, 2007, there were 27,791,398 shares of common stock issued and outstanding and 2,000,000 shares of Series A Convertible Preferred Stock issued and outstanding. Only common stock is offered in this prospectus.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock (there are none currently). Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further shareholder approval.

Preferred Stock

We have authorized 10,000,000 shares of preferred stock, par value $0.001 per share, of which 2,000,000 shares have been designated as Series A Convertible Preferred Stock and are also outstanding.

Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of common stock.

Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder and subject to a 65 day written notice to the Company, at any time after the date of the issuance into three hundred (300) fully paid, nonassessable shares of the Company's Common Stock. The Series A Convertible Preferred shareholders have a priority over common stockholders upon liquidation, dissolution or winding up. Series A Convertible Preferred shareholders are entitled to vote on all matters upon which common shareholders can vote and each holder of Series A Preferred Stock is entitled to one vote for each share of Common Stock into which the Series A Preferred Stock held by such holder is then convertible. Preferred shares are entitled to dividends on a pro rata basis.

Item 2. Exhibits.

Exhibit No.	Description	Location

2.1	Share Exchange Agreement, dated October 17, 2005, by and among the Company, American Racing Capital, Inc., and the shareholders of American Racing Capital, Inc.	Incorporated by reference as Exhibit 99.1 to Form 8-K filed on October 17, 2005

2.2	Share Exchange Agreement, dated October 18, 2005, by and among the Company, ARC Development Corporation, and the shareholders of ARC Development Corporation	Incorporated by reference as Exhibit 99.1 to Form 8-K filed on October 19, 2005

3.1.1	Articles of Incorporation as filed with the Nevada Secretary of State on or about September 8, 1998	Incorporated by reference as Exhibit 3.1.1 to Form 10-SB filed on January 1, 2000

3.1.2	Certificate of Amendment to the Articles of Incorporation as filed with the Nevada Secretary of State on or about June 23, 1999	Incorporated by reference as Exhibit 3.1.2 to Form 10-SB filed on January 1, 2000

3.1.3	Certificate of Designation of the Series A Convertible Preferred Stock of American Racing Capital, Inc.	Incorporated by reference as Exhibit 3.2 to Form 8-K filed on December 5, 2005

3.1.4	Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock of American Racing Capital, Inc.	Incorporated by reference as Exhibit 3.1 to Form 10-QSB filed on January 31, 2006

3.2	Bylaws	Incorporated by reference as Exhibit 3.2 to Form 10-SB filed on January 1, 2000

10.1	Securities Purchase Agreement dated July 25, 2006, by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.1 to Form 8-K filed on August 4, 2006

10.2	Form of Callable Convertible Secured Note by and among New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.2 to Form 8-K filed on August 4, 2006

10.3	Form of Stock Purchase Warrant issued to New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.3 to Form 8-K filed on August 4, 2006

10.4	Registration Rights Agreement dated July 25, 2006 by and among New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.4 to Form 8-K filed on August 4, 2006

10.5	Security Agreement dated July 25, 2006 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.5 to Form 8-K filed on August 4, 2006

10.6	Intellectual Property Security Agreement dated July 25, 2006 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC	Incorporated by reference as Exhibit 4.6 to Form 8-K filed on August 4, 2006

10.7	Consulting Agreement, dated August 21, 2002, by and between the Company and Earl Ingarfield	Incorporated by reference as Exhibit 10.1 to Form 10-QSB filed November 14, 2006

Exhibit No.	Description	Location

10.8	Employment Agreement between D. Davy Jones and ANRC	Incorporated by reference as Exhibit 10.2 to Form 10-QSB filed November 14, 2006

10.9	Employment Agreement between A. Robert Koveleski and ANRC	Incorporated by reference as Exhibit 10.3 to Form 10-QSB filed November 14, 2006

10.10
Shareholders Agreement, as of November 21, 2006, by and among Motorsports & Entertainment of Tennessee, Inc., a Nevada corporation, American Racing Capital, Inc., a Nevada corporation and LJ&J Enterprises, Inc., a Pennsylvania corporation
Incorporated by reference as Exhibit 10.1 to Form 8-K filed on December 20, 2006

10.11	Stock Purchase Agreement, as of November 21, 2006, by and between Motorsports & Entertainment of Tennessee, Inc., a Nevada corporation and LJ&J Enterprises of Tennessee, Inc., a Tennessee corporation	Incorporated by reference as Exhibit 10.2 to Form 8-K filed on December 20, 2006

10.12	Settlement Agreement and General Release, dated October 27, 2006, by and between ANRC and D. Davy Jones	Provided herewith

14.1	Code of Ethics	Incorporated by reference as Exhibit 99.1 to Form 10-KSB filed on March 31, 2005

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

AMERICAN RACING CAPITAL, INC.

Dated: February 5, 2007	By: /s/ A. Robert Koveleski
A. Robert Koveleski
Interim President and CEO